SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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eDiets.com, Inc.

(Name of Registrant as Specified In Its Charter)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held at 9:00 a.m. on Tuesday August 21, 2007

Dear eDiets.com Stockholder:

The Annual Meeting of Stockholders of eDiets.com, Inc., a Delaware corporation (the “Company”), will be held at 9:00 a.m., local time, on Tuesday August 21, 2007, at 1000 Corporate Drive, Suite 600, Fort Lauderdale, Florida for the following purposes:

1.	To elect a Board of Directors;

2.	To transact such other business as may properly come before the Meeting and any postponements or adjournments thereof.

The Board of Directors has fixed the close of business on Monday, June 25, 2007, as the record date for the determination of stockholders entitled to notice of, and to vote at, the Meeting and any postponements or adjournments thereof.

All stockholders are cordially invited to attend the Meeting in person. However, whether or not you plan to attend, please sign, date and promptly mail the enclosed proxy card in the enclosed return envelope. Alternatively, you may vote your shares by telephone, by dialing 1-800-690-6903, prior to the deadline at 11:59 p.m. Eastern on August 20, 2007. Returning your proxy card or voting electronically does not deprive you of your right to attend the Meeting and vote your shares in person.

By order of the Board of Directors,

/s/ James A. Epstein
James A. Epstein, Secretary July 5, 2007

eDiets.com, Inc.

1000 Corporate Drive, Suite 600

Fort Lauderdale, FL 33334

PROXY STATEMENT

This proxy statement, which is being made available to stockholders on or about July 12, 2007, is furnished in connection with the solicitation of proxies by the Board of Directors of eDiets.com, Inc., a Delaware corporation (the “Company”), for use at the forthcoming Annual Meeting of Stockholders to be held on Tuesday August 21, 2007 (the “Meeting”), and at any postponements or adjournments thereof.

At the close of business on June 25, 2007 the record date for determination of stockholders entitled to notice of, and to vote at, the Meeting, there were outstanding an aggregate of 24,847,360 shares of the Company’s Common Stock, $.001 par value (the “Common Stock”), the Company’s only class of securities entitled to vote at the Meeting.

Voting And Revocability Of Proxies

Each share of Common Stock is entitled to one vote on all matters to come before the Meeting. In the election of directors, assuming a quorum is present, the seven nominees receiving the highest number of votes cast at the Meeting will be elected. The affirmative vote of a majority of the shares of Common Stock present in person or by proxy at the Meeting is required for approval of Proposal 2, assuming that the total vote cast with respect to that Proposal represents a majority of the outstanding shares of Common Stock entitled to vote at the Meeting. If a proxy is marked as “withhold authority” or “abstain” on any matter, or if specific instructions are given that no vote be cast on any specific matter (a “Specified Non-Vote”), the shares represented by such proxy will not be voted on such matter. Abstentions on Proposal 2 will be included within the number of shares present at the Meeting and entitled to vote for purposes of determining whether such matter has been authorized, but broker non-votes and other Specified Non-Votes will not be so included.

Your proxy may be revoked at any time prior to its exercise by giving written notice to the Secretary of the Company at the offices of the Company set forth above, by presenting a duly executed proxy bearing a later date or by voting in person at the Meeting, but your mere attendance at the Meeting will not revoke your proxy. Your proxy, when properly executed, will be voted in accordance with the specific instructions indicated on your proxy card. Unless contrary instructions are given, your proxy will be voted FOR the election of the seven nominees for director, as provided in Proposal 1 below; and, to the extent permitted by applicable rules of the Securities and Exchange Commission (the “SEC”), in accordance with the judgment of the persons voting the proxies upon such other matters as may come before the Meeting and any postponements or adjournments thereof. See “Other Matters” below.

PROPOSAL 1

ELECTION OF DIRECTORS

The By-Laws of the Company provide that the number of directors shall be fixed, from time to time, by resolution. The Board of Directors has fixed the number of directors to be elected at the Meeting at seven (7) and recommends to the stockholders the following seven (7) nominees for election as directors of the Company:

Kevin A. Richardson, II

Stephen Cootey

Robert L. Doretti

Lee S. Isgur

Ronald Luks

Pedro N. Ortega-Dardet

Andrea M. Weiss

Each nominee has indicated their willingness to serve on the Board. If any nominee will be unable to serve, proxies will be voted (unless marked to the contrary) for such person or persons, if any, as shall be recommended by the Board of Directors. However, proxies will not be voted for the election of more than seven (7) directors. The nominees who are elected at the Meeting will serve as directors of the Company until the 2008 Annual Meeting of Stockholders, or until their successors are elected and have qualified, subject to earlier death, resignation, retirement or removal from office.

The following table sets forth, as of June 25, 2007, certain information with respect to each of the above nominees for election as a director at the Meeting and each director whose term of office will continue after the Meeting:

Name, Age And Occupation	Director Since
Kevin A. Richardson II, 38	2006

Mr. Richardson founded Prides Capital LLC and Prides Capital Partners LLC in January 2004. Prior to that, Mr. Richardson had been a partner at Blum Capital Partners since April of 1999. Blum Capital Partners is a $2.5 billion investment firm, which pioneered the investment style of “strategic block investing.” Between May 1999 and September 2003, Mr. Richardson was the lead public partner on 18 investments. Prior to joining Blum Capital, Mr. Richardson was an analyst at Tudor Investment Corporation, an investment management firm that currently manages approximately $8.8 billion across several hedge funds and private equity funds. Previously, Mr. Richardson spent four years at Fidelity Management and Research where he was the assistant portfolio manager of the Fidelity Contra Fund, a registered investment company. Mr. Richardson also managed Fidelity Airline Fund, the Fidelity Aerospace and Defense Fund, and performed research and analysis in a variety of industry sectors (computer services, business services, media, financial services, and healthcare information technology). Previously, Mr. Richardson worked at Kidder, Peabody & Co.

Stephen L. Cootey, 38	2006

Mr. Cootey is member of the Prides Capital LLC investment team. Prior to joining Prides Capital, he was a vice president at Credit Suisse First Boston from 2001 to 2004, where he participated in over 25 transactions, raising over $18 billion in capital through the equity and debt markets. His responsibilities included credit analysis, structuring, due diligence, negotiation and the execution of equity, debt and M&A transactions. Prior to joining CSFB, Mr. Cootey was an associate at Goldman, Sachs and Accenture specializing in strategy and technical implementation of asset management software applications for high net worth clients. In addition, Mr. Cootey founded and ran his own consulting firm, from 1997 to 1998.

Robert L. Doretti, 63	2004

Mr. Doretti served as Chairman, Chief Executive Officer and President of ON Technology Corporation, a provider of software infrastructure solutions to Fortune 500 enterprises, from 2000 through its acquisition by Symantec Corporation in February 2004. From 1995 through its acquisition by Oracle Corporation in 1999, Mr. Doretti was President and Chief Executive Officer of Thinking Machines Corporation, a professional services and software provider of data mining and customer relationship management (CRM) solutions. Mr. Doretti spent over 19 years at Wang Laboratories, Inc., including the last 7 years as Senior Vice President of US Operations, where he was instrumental in growing that business to $1.8 billion in revenue.

Lee S. Isgur, 69	1999

Mr. Isgur served as Principal and Chief Financial Officer of Marché restaurant (Menlo Park, California) since 2001. Mr. Isgur has been the Managing Partner of Corporate Counselors, a research and investment banking consulting firm since 1997. From 1994 to 1997, Mr. Isgur was Managing Director of Jeffries & Company, an investment-banking firm. Mr. Isgur has served on the board of Station Casinos, Inc. (NYSE) since 2003. He is a member of Station’s audit and corporate governance committees.

Ronald Luks, 55	2004

Mr. Luks served as President of Egret Associates, Inc. since 1988 and is a founding principal in Fun Online Corp. Both firms provide content creation and licensing services, online community management and real time publication services to the major commercial online services including CompuServe, Netscape.com, AOL and the Microsoft Network. Mr. Luks has been an industry consultant to such firms as Nintendo of America, Rolling Stone Interactive, Activision, and Sega of America. Mr. Luks was formerly a partner in the Wall Street firm of Ernst & Co., and a member of the American Stock Exchange and other national stock and commodity exchanges. He currently maintains his securities registration with Liberty Pacific Securities, LLC, a Seattle-based investment banking firm.

Pedro N. Ortega-Dardet, 43	2003

Mr. Ortega-Dardet served as President of Skinmatics, Inc., which designs, manufactures and markets premium skin-care products under the name Wilma Schumann Skin Care, since 1997. Mr. Ortega-Dardet also serves as Director of the Esthetics Manufacturer and Distributors Alliance and serves as the Editor of Skin and Body News, an industry newsletter. Mr. Ortega-Dardet holds a B.S. degree in Industrial Engineering and Operations Research from Syracuse University and an M.B.A. with a concentration in Finance and a minor in Marketing from the University of Miami.

Andrea M. Weiss, 52	2004

Ms. Weiss has owned and operated Retail Consulting, Inc., a retail consulting business, since August 2002. Ms. Weiss was President of dELiA*s Corp., a multi-channel retailer to teenage girls and young women, from April 2001 to August 2002. From May 1998 to February 2001, Ms. Weiss served as Executive Vice President and Chief Stores Officer of The Limited, Inc., where she was responsible for developing and directing retail operations and sales strategy for more than 5000 retail stores. She served as President of Retail of Guess, Inc. from February 1996 to April 1998, where she oversaw all aspects of the retail division, including merchandising, retail and factory store operations, real estate and marketing. From May 1992 to February 1996, Ms. Weiss was Senior Vice President and Director of Stores at Ann Taylor Stores, Inc., where she was responsible for store operations during the Company’s expansion to over 350 stores. From April 1990 to May 1992, Ms. Weiss served as Director of Merchandise Operations at the Walt Disney Company. Ms. Weiss serves on the Board of Trustees of Hampton University, Hampton, Virginia. Ms. Weiss is a director of CBRL Group, Inc., a holding company engaged in the operation and development of restaurant and retail concepts and, since 2003, has been a director of Tabi International Ltd., a Canadian retailer of women’s clothing and accessories.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH DIRECTOR NOMINEE.

CORPORATE GOVERNANCE

Board of Directors

The Board of Directors of the Company, which met four times in person and consulted numerous times by telephone in 2006, has formed the following standing committees.

1.	The Audit Committee consists of Mr. Isgur, Mr. Ortega-Dardet and Mr. Doretti, and its function is to oversee the accounting and financial reporting processes of the Company and the audits of the financial statements of the Company. The Board of Directors has adopted a written charter for the Audit Committee. A copy of the charter is available on the Company’s website at www.ediets.com. The Board has determined each individual to be “financially sophisticated” and that Mr. Isgur is an “audit committee financial expert” as those terms are defined by the Nasdaq Corporate Governance Rules and the rules of the Securities and Exchange Commission. The Audit Committee met eight times in 2006. Mr. Isgur is the chairperson of the Audit Committee.

2.	The Governance and Nomination Committee is composed of Mr. Doretti (Chair), Mr. Isgur, Mr. Luks, Mr. Ortega-Dardet, and Ms. Weiss. The Board of Directors has adopted a written charter for this committee. A copy of this charter is available on the Company’s website at www.ediets.com. Its function is to assist the Board of Directors in overseeing issues relating to the composition and operation of the Board of Directors and its committees, and the development of good corporate governance practices. The Governance and Nomination Committee met twice and consulted informally on numerous occasions in 2006.

3.	The Compensation Committee is composed of Ms. Weiss (Chair), Mr. Cootey, Mr. Isgur and Mr. Luks. The Board of Directors has adopted a written charter for this committee. A copy of this charter is available on the Company’s website at www.ediets.com. Its function is to assist the Board of Directors in determining and overseeing the compensation practices of the company. The Compensation Committee met eight times in 2006.

During 2006, each director attended at least 75% of the aggregate of (i) all meetings of the Board of Directors held during the period for which he or she has been a director and (ii) all meetings of each committee of the Board held during the periods that he or she served as a member of such committee.

The Board has determined that all directors are independent, as defined under the Nasdaq Marketplace Rules. Furthermore, all of the Audit Committee members are independent, as independence for audit committee members is defined under the Nasdaq Marketplace Rules and SEC regulations. All of the Governance, Nominating and Compensation Committee members are independent, as independence for compensation, nominating and governance committees is defined under the Nasdaq Marketplace Rules.

There are no family relationships among any of the directors or executive officers of the Company.

The Audit Committee pre-approves all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed by the independent accountants, subject to the de minimus exceptions for non-audit services described in Section 10A(i)(1)(B) of the Securities Exchange Act of 1934, as amended, that are approved by the Audit Committee prior to the completion of the audit.

The Audit Committee has adopted guidelines regarding the engagement of the independent auditor. For audit services (including statutory audit engagements as required under state laws), the independent auditor will provide the Audit Committee with an engagement letter no later than 6 weeks prior to the end of the fourth quarter of each year outlining the scope of the audit services proposed to be performed during the next fiscal year. If agreed to by the Audit Committee, this engagement letter will be formally accepted by the Audit Committee at the later of either its 4th Quarter Audit Committee meeting or four weeks before the end of the 4th Quarter. The independent auditor will submit to the Audit Committee for approval an audit services fee proposal after acceptance of the engagement letter.

For non-audit services, Company management will submit to the Audit Committee for approval (during June or September of each fiscal year) the list of non-audit services that it recommends the Committee engage the independent auditor to provide for the fiscal year. Company management and the independent auditor will each confirm to the Audit Committee that each non-audit service on the list is permissible under all applicable legal requirements. In addition to the list of planned non-audit services, a budget estimating non-audit service spending for the fiscal year will be provided. The Audit Committee will approve both the list of permissible non-audit services and the budget for such services. The Audit Committee will be informed routinely as to the non-audit services actually provided by the independent auditor pursuant to this pre-approval process.

To ensure prompt handling of unexpected matters, the Audit Committee delegates to the Chair the authority to amend or modify the list of approved permissible non-audit services and fees. The Chair will report action taken to the Audit Committee at the next committee meeting.

The Company and the independent auditor must ensure that all audit and non-audit services have been approved by the Audit Committee. The Chief Financial Officer is responsible for tracking all independent auditor fees against the budget for such services and to report at least annually to the Audit Committee.

Director Nomination Process

The Nominating Committee will consider director candidates recommended by stockholders. Stockholders who wish to recommend to the Committee candidates for election to the Board of Directors must do so in writing. The recommendations should be sent to the Secretary of the Company, James A. Epstein, General Counsel, 1000 Corporate Drive, Suite 600, Fort Lauderdale, FL 33334, who will, in turn, forward the recommendation to the Committee. The recommendation must set forth (i) the name and address as they appear on the Company’s books of the stock holder making the recommendation and the class and number of shares of capital stock of the Company beneficially owned by such stockholder and (ii) the name of the candidate and all information relating to the candidate that is required to be disclosed in solicitations of proxies for election of directors under the federal proxy rules. The recommendation must be accompanied by the candidate’s written consent to being named in the Company’s proxy statement as a nominee for election to the board and to serving as a director, if elected. Stockholders must also comply with all requirements of the Company’s by-laws with respect to nomination of persons for election to the Board of Directors.

The Committee believes that nominees for election to the Board of Directors should possess sufficient business or financial experience and a willingness to devote the time and effort necessary to discharge the responsibilities of a director. This experience can include, but is not limited to, service on other boards, experience in the industries in which the Company conducts its business, operational experience, or a background in e-commerce, marketing, retail or distribution. The Committee believes that nominees should be selected based on qualifications and strengths that are considered in their totality rather than based upon a mechanical application of specified criteria. The Committee strives to nominate persons for election to the Board whose background, integrity, and personal characteristics indicate that they will make a positive contribution to the Company. The Committee plans to evaluate all candidates in the same manner without regard to whether a candidate has been recommended internally, by a stockholder, or otherwise.

Stockholder Communication Policy

Stockholders may send communications to the Board of Directors or individual members of the Board by writing them, care of James A. Epstein, Secretary, 1000 Corporate Drive, Suite 600, Fort Lauderdale, FL 33334, who will forward the communication to the intended director or directors. If the stockholder wishes the communication to be confidential, then the communication should be provided in a form which will maintain confidentiality.

Attendance at Annual Meetings of Stockholders

The Company encourages all directors to attend the Company’s annual meeting of stockholders. All of the Company’s directors attended last year’s annual meeting.

Code of Business Conduct and Ethics

The Company has adopted a Code of Business Conduct and Ethics that comprises a code of ethics, as defined by the federal securities laws. The Code of Business Conduct and Ethics applies to all directors, officers and employees of the Company and is posted at www.ediets.com.

OTHER MATTERS

The Board of Directors knows of no other matters to be presented for action at the Meeting other than those set forth in the attached Notice and customary procedural matters. However, if any other matters should properly come before the meeting or any postponements or adjournments thereof, the proxies solicited hereby will be voted on such matters, to the extent permitted by applicable rules of the SEC, in accordance with the judgment of the persons voting such proxies. In the latter regard, the Company intends to avail itself, with respect to the Meeting, of the provisions of Rule 14a-4(c)(i) under the Securities Exchange Act of 1934, as amended, which grant the persons voting the proxies discretionary authority to vote on any shareholder proposals presented at an annual meeting if the Company has not received notice a reasonable time before it mails its proxy materials for the current year. The Company has received no notice of any shareholder proposal.

ADDITIONAL INFORMATION

Executive Officers

Stephen J. Rattner, 50, has been President of eDiets since October 2006. He joined the Company in May 2006, following the acquisition of Nutrio.com, of which he was President and Chief Executive Officer, as well as co-Founder. Prior to co-founding Nutrio, Mr. Rattner was co-Founder, President and Chief Operating Officer of HotOffice Technologies. Mr. Rattner was also a name partner in the public accounting firm of Levi, Rattner, Cahlin & Co. (“Levi Rattner”). During his tenure at Levi Rattner, he practiced primarily corporate transactional and taxation work, having counseled numerous clients in large corporate financial transactions. His experience also includes significant involvement in mergers and acquisitions. Prior to co-founding Levi Rattner, Mr. Rattner was employed by the public accounting firm KPMG. He received his Bachelor of Science degree in Business Administration from the University of Florida and is a Certified Public Accountant.

Robert T. Hamilton, 43, has served as Chief Financial Officer and Treasurer since November 1999. From July 1995 to November 1999, Mr. Hamilton was Manager, Financial Reporting for Equinox Systems Inc., a public company engaged in the design and development of serial input/output communication devices. Prior to July 1995, Mr. Hamilton was an audit manager with Arthur Andersen LLP. Mr. Hamilton is also a certified public accountant. From March 2006 to October 2006, Mr. Hamilton served as interim Chief Executive Officer.

Alison C. Tanner, 44, has served as Chief Strategy Officer from May 2002 to December 2006 and Senior Vice President of Corporate Development since January 2007. Prior to joining the Company, Ms. Tanner was Director of Investor Relations and Financial Media Relations at Sensormatic Electronics, a NYSE-listed global supplier of electronic security and surveillance products, from 1996 to 2000. Ms. Tanner also served as Senior Director of E-Business. Sensormatic was subsequently sold to Tyco International LTD. Before her work at Sensormatic, Ms. Tanner was Vice President, Director of Private Placements for Granite Capital, LP, a New York based equity-oriented limited partnership, from 1993 to 1996. Prior to Granite Capital Ms. Tanner worked from 1986 to 1993 at Fred Alger Management, Incorporated, a pension and mutual fund management firm, for one year as a Chartered Financial Analyst and subsequently as an Equity Portfolio Manager. Ms. Tanner spent 1985 to 1986 at Salomon Brothers, Incorporated, a leading investment bank, as a Mortgage-backed Security Analyst in New York, New York, and in 1983 to 1984 as a Registered Representative at Dean Witter Reynolds, Incorporated. From March 2006 to October 2006, Ms. Tanner served as interim Chief Operating Officer.

James A. Epstein, 42, has served as General Counsel since April 2004. He was appointed Secretary in July 2006. Prior to joining the Company, Mr. Epstein was General Counsel/Secretary at 21st Century Holding Company from 2000 to 2004, where he oversaw securities matters, regulatory compliance, corporate governance and contracts. From 1999 to 2000, Mr. Epstein was General Counsel for Internet solutions provider 186K.Net, where he drafted commercial contracts and oversaw contractual and licensing relationships with strategic partners such as AT&T, Sprint and Microsoft. As an associate at law firms Conrad & Scherer and Hinshaw & Culbertson, he specialized in the insurance and health care fields, where his clients included major insurers, Lloyds of London, public hospital districts and private health care companies such as HCA and Humana.

Beneficial Ownership Of Principal Shareholders And Management

The following table sets forth, as of June 25, 2007 (unless otherwise specified), certain information regarding beneficial ownership of Common Stock: (i) by each person who is known by us to beneficially own more than 5% of our outstanding shares; (ii) by each of our directors; (iii) by the Chief Executive Officer and the three other most highly compensated executive officers who were serving as executive officers as of the end of fiscal year 2006, whom we refer to collectively as the “Named Executive Officers”; and (iv) by all of our present directors and executive officers as a group. Such information is based upon information filed by such persons with the SEC or provided to the Company by such persons or by other sources believed to be reliable.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned		Percent of Class
Prides Capital Partners, LLC	13,686,250	(1)	52.4%
Alejandro Gonzalez	2,236,238	(2)	9.0%
Lee S. Isgur	426,285	(3)	1.7%
Pedro N. Ortega-Dardet	201,904	(4)	*
Robert L. Doretti	127,064	(5)	*
Ronald Luks	121,527	(6)	*
Andrea M. Weiss	114,853	(7)	*
Stephen J. Rattner	—		*
Robert T. Hamilton	108,363	(8)	*
James A. Epstein	45,345	(9)	*
Alison C. Tanner	43,358	(10)	*
All directors and executive officers as a group (10 persons)	14,874,949		55.4%

*	Less than 1%

(1)	Includes Warrants to purchase 1,009,901 shares of Common Stock issued in First Closing of the Private Placement on May 15, 2006, Warrants to purchase 178,218 shares of Common Stock issued in the Second Closing of the Private Placement on August 1, 2006, 75,000 and 4,837 shares issuable upon exercise of stock options and restricted stock, respectively, that are vested or exercisable within sixty (60) days. The address for Prides Capital Partners, LLC is 200 High Street, Suite 700, Boston, MA 02110.

(2)	The address for Mr. Gonzalez is Ruben Dario #223 5-A, Chapultepec Morales, Mexico D.F. 11570.

(3)	Includes 4,500 shares held by a revocable trust of which Mr. Isgur is the trustee and beneficiary, 130,846 shares held in a joint account with Mr. Isgur’s wife and 155,350 shares issuable upon the exercise of stock options that are vested or exercisable within sixty (60) days.

(4)	Includes 14,404 shares received in connection with the merger of DietSmart, Inc. with and into eDiets.com, Inc. in 2001 and 112,500 shares issuable upon the exercise of stock options that are vested or exercisable within sixty (60) days.

(5)	Includes 125,000 shares issuable upon the exercise of stock options that are vested or exercisable within sixty (60) days.

(6)	Includes 113,387 shares issuable upon the exercise of stock options that are vested or exercisable within sixty (60) days.

(7)	Includes 100,000 and 4,837 shares issuable upon the exercise of stock options and restricted shares, respectively, that are vested or exercisable within sixty (60) days.

(8)	Includes 44,358 shares issuable upon the exercise of stock options that are vested or exercisable within sixty (60) days.

(9)	Includes 41,345 shares issuable upon the exercise of stock options that are vested or exercisable within sixty (60) days.

(10)	Includes 35,358 shares issuable upon the exercise of stock options that are vested or exercisable within sixty (60) days.

AUDIT COMMITTEE REPORT

The Audit Committee hereby reports as follows:

1. The Audit Committee has reviewed and discussed the audited financial statements with our management.

2. The Audit Committee has discussed with Ernst & Young LLP, the Company’s independent accountants, the matters required to be discussed by Statement on Auditing Standards (“SAS “) 61 (Communications with Audit Committees), as may be amended or modified.

3. The Audit Committee has received the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as may be modified or supplemented, and has discussed with Ernst & Young LLP their independence.

4. Based on the review and discussions referred to in paragraphs (1) through (3) above, the Audit Committee recommended to our board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, for filing with the Commission.

/s/ Lee S. Isgur (Chairman)

/s/ Pedro N. Ortega-Dardet

/s/ Robert L. Doretti

July 6, 2007

Independent Auditors and Fees

The firm of Ernst & Young LLP served as the Company’s independent public accountants for fiscal 2006 and has been selected by the Audit Committee to do so in fiscal 2007. A representative of Ernst & Young LLP is expected to attend the Meeting, will have the opportunity to make a statement if desired, and will be available to answer appropriate questions.

The following table sets forth fees billed to the Company by the Company’s independent auditors for the years ended December 31, 2006 and December 31, 2005 for (i) services rendered for the audit of the Company’s annual financial statements and the review of the Company’s quarterly financial statements, (ii) services rendered that are reasonably related to the performance of the audit or review of the Company’s financial statements that are not reported as Audit Fees, and (iii) services rendered in connection with tax preparation, compliance, advice and assistance.

Principal Accountant Fees and Services

Services	2006	2005
Audit Fees	$371,069	$305,822
Audit – Related Fees	28,525	—
Tax Fees	—	—
All Other Fees	—	—

Total	$399,594	$305,822

Prior to engaging our accountants to perform a particular service, our Audit Committee obtains an estimate for the service to be performed. All of the services described above were approved by the Audit Committee in accordance with its procedures.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The Company’s Compensation Committee (the “Committee”) oversees the compensation programs of the Company, with particular attention to the compensation of the chief executive officer, other executive officers, and directors. The Committee reviews and recommends to the Board of Directors changes to the Company’s compensation policies and benefits programs, administers the Company’s stock plans, including recommending approval of stock option grants to executive officers and other stock option grants, and otherwise ensures that the Company’s compensation philosophy is consistent with the best interests of the Company and is properly implemented.

The Company’s compensation philosophy and objectives are to (1) provide a competitive total compensation package that enables the Company to attract and retain key executive and employee talent needed to accomplish the Company’s revenue, profit, and/or strategic performance goals as established from time to time by the Board, and (2) link compensation to improvements in the Company’s financial and operational performance. Total compensation is therefore comprised of a base salary plus both cash and non-cash incentive compensation, and is based on the Company’s financial performance and other factors.

In 2007, the Company expects at least some key employees and all named executive officers will be partially compensated by a performance based bonus program. The bonus may take the form of cash, equity or some combination of the two and will be based on employee and Company performance.

The Committee reviews each named executive officer’s base salary annually. In determining appropriate base salary levels, consideration is given to the Company’s performance, the officer’s impact on the Company’s operations or performance, scope of responsibility, prior experience, past accomplishments and data on prevailing compensation levels in relevant executive labor markets similar to the Company’s in terms of geography, products, size and scope. In 2006, because of the transition in corporate structure and at the CEO level, the Committee increased the base salaries of the other named executive officers as a means of encouraging their retention during a key transitional period for the Company.

The principal executive officer participates in the same programs and receives compensation based on the same factors as the other named executive officers. In addition, when making decisions regarding the principal executive officer’s compensation, the Committee considers his status as the Company’s most senior officer and the important role he has in achieving overall corporate goals. The principal executive officer’s overall compensation therefore reflects this greater degree of policy and decision-making authority, and the higher level of responsibility with respect to the strategic direction and financial and operational results of the Company.

The Committee emphasizes equity compensation as a method to provide officers and other employees with a strong economic interest in maximizing shareholder return over the longer term. The Company believes that the practice of granting equity compensation is important in retaining and recruiting the key talent necessary at all employee levels to ensure the Company’s continued success.

The Committee continually reviews the potential impact of new accounting regulations in order to assess whether, on balance, any new regulations will outweigh the positive impact of certain features of the current compensation program. When warranted, the Committee may deemphasize some features of the current program in favor of other forms of compensation.

For much of 2006 the Company did not have a permanent principal executive officer. The Company plans to establish a new compensation program for its recently appointed President who is currently acting in the role of principal executive officer, other named executive officers and other key employees in 2007. The Company intends that the new compensation program will further align participants’ compensation levels with improvements in the Company’s financial and operational performance and any resultant increase in shareholder value.

2006 Executive Compensation Components

For the fiscal year ended December 31, 2006, the principal components of compensation for named executive officers were:

•	Base salary;

•	Employee equity plans;

•	Severance, change of control and other termination related programs;

•	401(k) Plan and other benefits.

Base Salary

Base salaries of named executive officers are determined by the Committee. Base salaries are determined by giving consideration to the Company’s performance, the officer’s impact level, scope of responsibility, prior experience, past accomplishments and data on prevailing compensation levels in relevant executive labor markets of publicly traded e-commerce and/or weight loss service provider companies of similar size and market presence. Base salaries are reviewed annually.

Bonus

The Company did not pay bonuses to the named executive officers in 2006. The Company plans to implement a bonus program in 2007 which will align a significant portion of the named executive officers’ compensation levels to the financial and operating performance of the Company.

Employee Equity Plans

The Company has two employee equity plans: the 1999 Stock Option Plan and the 2004 Equity Incentive Plan. Under the 1999 Stock Option Plan options grants vest ratably over a two- or three-year period and expire five or ten years from the date of grant. Such options generally have an exercise price equal to the fair market value of the underlying common stock at the grant date and are fully exercisable on the date of grant for a period of five to ten years. The 2004 Equity Incentive Plan provides for the grant of incentive stock options, non-qualified stock-options, stock appreciation rights, restricted stock, deferred stock and unrestricted stock. The maximum benefit that would be paid to any person under this plan in any calendar year is 450,000 shares. Grants are determined by giving consideration to the Company’s performance, the officer’s impact level, scope of responsibility and the extent to which such grants will encourage retention of the named executive officer.

Severance, change of control and other termination related programs

The Company entered into employment agreements with each of its named executive officers. Such employment agreements provide for an 18 or 24 month term and renewal by mutual agreement unless sooner terminated for cause (willful breach or habitual neglect of job duties and responsibilities; conviction of any felony, excluding minor traffic offenses; commission of an act of fraud, embezzlement or material misappropriation or dishonesty against the Company; or commission of a serious violation of any of the Company’s personnel policies, including but not limited to violations of policies against any form of harassment), death, or a change in control ((i) any consolidation or merger of the Company in which it is not the continuing or surviving corporation or pursuant to which shares of the Company’s Common Stock would be converted into cash, securities or other property, other than a merger of in which the holders of Common Stock immediately prior to the merger continue to control the surviving corporation immediately after the merger and other than a merger with an affiliate of the Company, or (ii) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company, or the shareholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company or (3) any person (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of 80% or more of the combined voting power of the Company’s outstanding voting securities). These agreements provide for a severance allowance of an amount equal to six months’ base salary, plus one month for each year of service at the then-effective rate, plus all accrued but unpaid allowances, expense reimbursements, bonuses, and commissions. The Company will also reimburse for expenses relating to the extension of health benefits under COBRA for a period of six months after termination. Additionally, any unvested shares under the Company’s Employee Equity Plans (and any other Stock Options granted under the Plan) will vest immediately and will be exercisable for 60 days following the date of termination upon change of control or for 12 months following the date of termination by the Company without cause or by the individual for good reason. The objective of these employment agreements is to encourage the retention of the named executive officer in a competitive labor market.

401(k) Plan and other benefits

The Company provides various benefits and compensation related programs to executives and other salaried employees which allow it to provide a full and comprehensive compensation package to said employees. The elements of the Company’s compensation program not otherwise discussed above are:

a)	A 401(k) Plan wherein the Company matches 25% of employee contributions. The Company’s matching contribution vests based on the employee’s years of continuous service over a period of five years;

b)	Medical and dental insurance for which the Company pays a maximum of 80% of the premiums;

c)	Life and accidental death and dismemberment (AD&D) insurance coverage of one time the employee’s base salary (with a maximum of $150,000) paid for by the Company; and

d)	Long Term Disability and Short Term Disability insurance, again paid for by the Company.

COMPENSATION COMMITTEE REPORT

The Committee, comprised of independent directors, reviewed and discussed the above Compensation Discussion and Analysis (“CDA”) with the Company’s management. Based on the review and discussions, the Committee recommended to the Company’s Board of Directors that the CDA be included in the Company’s annual report on Form 10-K and Proxy Statement.

/s/ Andrea M. Weiss (Chair)

/s/ Lee S. Isgur

/s/ Ronald Luks

/s/ Stephen Cootey

July 6, 2007

Summary Compensation Table

The following table summarizes all compensation we paid to our Chief Executive Officer, and each other executive officer whose annual compensation exceeded $100,000 during the fiscal year ended December 31, 2006.

FISCAL YEAR 2006 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)	All Other Compensation ($)		Total ($)
Stephen J. Rattner President (1)	2006	$140,400	$—	$—	$—	$—		$140,400
Robert T. Hamilton Chief Financial Officer	2006	$221,156	$—	$269,400	$—	$3,750	(3)	$494,306
James A. Epstein General Counsel	2006	$221,283	$—	$89,800	$—	$130	(3)	$311,213
Alison C. Tanner Senior Vice President of Corporate Development	2006	$223,051	$—	$179,600	$—	$3,750	(3)	$406,401
Terminated in 2006
David R. Humble Former Chief Executive Officer (4)	2006	$153,846	$—	$—	$—	$—		$153,846
Ciaran G. McCourt Former Chief Executive Officer (5)	2006	$77,206	$—	$—	$—	$239,786		$316,992

(1)	Mr. Rattner joined us in May 2006 following the acquisition of Nutrio. He became President in October 2006.

(2)	Amounts represent the aggregate grant date of June 13, 2006 fair value computed in accordance with FAS 123R for the restricted stock issued to each executive officer. Assumptions used in the calculation of these amounts are included in footnote 9 of our financial statements.

(3)	Amounts represent 401(k) contributions made by us on their behalf.

(4)	Mr. Humble’s employment terminated on August 1, 2006.

(5)	Mr. McCourt’s employment terminated on March 30, 2006. On April 13, 2006, the Company entered into a Separation and Release Agreement (the “Agreement”) with Mr. McCourt under which Mr. McCourt was to receive severance in the amount of $450,000 to be paid in 39 equal bi-weekly installments, a $25,000 lump sum payment for transitional expenses, and the vesting of all options with 90 days from the effective date of the Agreement. As of December 31, 2006 the Company has paid a total of $239,786 pursuant the Agreement and has recorded a liability for the remaining $235,214 to be paid out throughout 2007.

Grants of Plan-Based Awards Table

The following table sets forth each grant of an award made to (1) our Chief Executive Officer, (2) our Chief Financial Officer and (3) our other most highly compensated executive officers whose total compensation exceeded $100,000 during the fiscal year ended December 31, 2006 under our incentive plans.

Name	Grant Date	All Other Stock Awards: Number of Shares Of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($ / Sh)
Robert T. Hamilton	6/13/06	60,000	$269,400
James A. Epstein	6/13/06	20,000	$89,800
Alison C. Tanner	6/13/06	40,000	$179,600

Outstanding Equity Awards at Fiscal Year End Table

The following table sets forth information concerning unexercised options; stock that has not vested; and equity incentive plan awards outstanding on December 31, 2006 for each of our Named Executive Officers.

	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (1)
Name	Exercisable	Unexercisable
Robert T. Hamilton	30,000	—	$2.86	09/04/2008	—	—
	7,499	7,501	$3.05	03/03/2015	—	—
	2,679	5,360	$4.79	08/01/2010	—	—
	—	—	—	—	60,000	$231,600
James A. Epstein	24,999	5,001	$3.90	04/26/2014	—	—
	4,999	5,001	$3.05	03/03/2015	—	—
	2,339	4,680	$4.79	08/01/2010	—	—
	—	—	—	—	20,000	$77,200
Alison C. Tanner	25,000	—	$1.80	05/10/2007	—	—
	—	10,000	$2.86	09/04/2008	—	—
	8,333	1,667	$7.24	02/09/2009	—	—
	7,499	7,501	$3.05	03/03/2015	—	—
	2,679	5,360	$4.79	08/01/2010	—	—
	—	—	—	—	40,000	$154,400

(1)	Value is based on the fair market value of the stock at December 29, 2006, the last trading day of the fiscal year ($3.88 per share), multiplied by the number of shares that have not vested. Fair market value is calculated as the mean average of the “high” and the “low” prices on such date.

Option Exercises and Stock Vested Table

The following table shows the number of shares of common stock acquired during 2006 upon exercise of options by our Named Executive Officers.

Name	Option Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)
Robert T. Hamilton	63,000	$163,935
Terminated in 2006
David R. Humble	250,000	$198,370
Ciaran G. McCourt	200,000	$164,288

(1)	Value is based on the difference between the fair market value on the date of exercise and the exercise price of the options. Fair market value is calculated as the mean average of the “high” and the “low” prices on such date.

Compensation of Directors

Under the Company’s compensation policy in 2006 for non-employee directors, upon initial appointment, non-employee directors are granted the option to purchase 25,000 shares of Common Stock. These options vest in four increments over a two-year period. Options are granted for an additional 12,500 shares on January 1 of each succeeding year of board service. These options vest in two increments over a one-year period. Options are also granted for an additional 12,500 shares per year for each year of service on the Audit Committee, the Compensation Committee, and the Nominating and Governance Committee. These options vest in two increments over a one-year period. The exercise price for all options is equal to the market price of the Common Stock on the date of grant. Non-employee directors also receive an annual retainer in the amount of $10,000 which they may choose to take in the form of cash or stock. They are compensated in the amount of $500 for each face-to-face meeting of the Board or a committee thereof and for every five telephone meetings of the Board or a committee thereof. Non-employee directors are reimbursed for expenses incurred in attending Board and committee meetings, including those for travel, food and lodging.

Director Compensation Table

The following table sets forth a summary of the compensation earned by our non-employee directors and/or paid to certain of our non-employee directors in 2006.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)(2)	Total ($)
Kevin A. Richardson II (1)	$1,200	$5,000	$27,166	$33,366
Stephen L. Cootey (1)	$4,000	$7,500	$42,416	$53,916
Lee S. Isgur	$10,000	$10,000	$126,618	$146,618
Pedro N. Ortega-Dardet	$18,300	—	$109,430	$127,730
Robert L. Doretti	$19,800	—	$109,430	$129,230
Ronald Luks	$8,400	$10,000	$109,430	$127,830
Andrea M. Weiss	$7,600	$10,000	$109,430	$127,030

(1)	Kevin A. Richardson II and Stephen L. Cootey’s compensation is paid to Prides Capital Partners, LLC. Mr. Richardson and Mr. Cootey joined the board on August 1, 2006 and May 19, 2006, respectively.

(2)	Amounts represent the aggregate grant date fair value computed in accordance with FAS 123R for the non-qualified stock options issued to each director. Assumptions used in the calculation of these amounts are included in footnote 9 of our financial statements.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

The Compensation Committee of the Board of Directors consists of Andrea Weiss (Chair), Lee Isgur, Ronald Luks and Stephen Cootey. No person serving on the Compensation Committees at any time has been an officer or employee of the Company or any of its subsidiaries.

Employment Agreements

In November 1999, the Company entered into a three-year employment agreement with Mr. Humble that automatically renewed each year thereafter. Mr. Humble received a base salary of $250,000 per year, which was increased from $150,000 in December 2000. He was also entitled to receive a bonus to be determined by the Board of Directors, based on the Company’s income before taxes. The employment agreement contained a non-competition provision for the term of employment and two years thereafter and a non-disclosure provision. In the event of a change of control and the termination of his employment, the Company was to pay Mr. Humble within thirty (30) days after such termination, a lump sum payment in cash in an amount equal to the balance of his base salary for the remaining term of the employment agreement. A change of control was defined to have occurred if (i) any “person” or “group of persons” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”)), becomes the “beneficial owner” (as defined in Rule 13d-3 promulgated under the 1934 Act), directly or indirectly, of securities of the Company representing more than thirty-five percent (35%) of the Company’s then outstanding securities having the right to vote on the election of directors or (ii) if directors constituting a majority of the Board of Directors are elected to the Board of Directors without the recommendation or approval of the incumbent Board of Directors. The employment agreement was terminated on August 1, 2006.

In February 2005, the Company entered into an employment agreement with Mr. McCourt. Under the terms of his employment agreement, Mr. McCourt is entitled to an annual base salary of $225,000. In addition, the Company granted Mr. McCourt options to purchase 150,000 shares of the Company’s common stock. The options vest in increments of 50,000, over three years, on the annual anniversary of the employment agreement. The options have an exercise price of $4.28. The employment agreement provides for a three year term and renewal by mutual agreement unless sooner terminated for cause, death, or a change in control. The employment agreement includes certain non-competition and confidentiality provisions. The employment agreement was terminated on March 30, 2006.

On May 18, 2006, the Company entered into a two-year employment agreement (“Employment Agreement”) with Stephen Rattner. Under the terms the Employment Agreement, Mr. Rattner is entitled to an annual base salary of $240,000, and a discretionary bonus and equity compensation, each comparable to that which is provided to similarly situated executive officers of the Company during the term of the Employment Agreement. The Company may terminate the Employment Agreement “for cause,” as defined therein, or without cause upon 30 days’ notice. Mr. Rattner may terminate the Employment Agreement for “good reason,” as defined therein, or without good reason upon 30 days’ notice. Upon termination by the Company without cause or by Mr. Rattner for good reason, the Company will be obligated to pay Mr. Rattner a severance allowance of an amount equal to six months’ of Mr. Rattner’s base salary, plus one month for each year of service to the Company, at Mr. Rattner’s then current base salary, plus all accrued but unpaid allowances, expense reimbursements, bonuses, and commissions. Upon termination by the Company due to a “change of control,” as defined in the Employment Agreement, the Company will pay Mr. Rattner a severance allowance of an amount equal to 12 months’ of Mr. Rattner’s then current base salary. If the Employment Agreement is terminated by the Company without cause, by Mr. Rattner for good reason or upon change of control prior to the end of the first Measurement Year (as defined in the Merger Agreement), the EBITDA targets for the first and second Measurement Years in the Earn Out (as defined in the Merger Agreement) plan set forth in Exhibit F-1 to the Merger Agreement will be deemed to have been met completely and the Earn Out Payments (as defined in the Merger Agreement) in respect of such Measurement Years will be made pursuant to the schedule set forth therein. If such termination occurs after the first Measurement Year but prior to the end of the second Measurement Year, the EBITDA targets for the second Measurement Year in the Earn Out plan set forth in Exhibit F-1 to the Merger Agreement will be deemed to have been met completely and the Earn Out Payment in respect of such Measurement Year will be made pursuant to the schedule set forth therein. The Employment Agreement includes certain non-competition and confidentiality provisions.

On April 26, 2005 the Company entered an employment agreement with Mr. Hamilton. Under the terms of the agreement, Mr. Hamilton is entitled to an annual base salary of not less than $189,000. The employment agreement provides for an eighteen month term and renewal by mutual agreement unless sooner terminated for cause, death, or a change in control. The employment agreement includes certain non-competition and confidentiality provisions. In September 2006, Mr. Hamilton’s agreement was amended to extend the term until October 26, 2007.

On May 1, 2005 the Company entered an employment agreement with Ms. Tanner. Under the terms of the agreement, Ms. Tanner is entitled to an annual base salary of not less than $189,000. The employment agreement provides for an eighteen month term and renewal by mutual agreement unless sooner terminated for cause, death, or a change in control. The employment agreement includes certain non-competition and confidentiality provisions. In September 2006, Ms. Tanner’s agreement was amended to extend the term until November 1, 2007.

On June 13, 2005 the Company entered an employment agreement with Mr. Epstein, its Chief Legal Officer. Under the terms of the agreement, Mr. Epstein is entitled to an annual base salary of not less than $165,000. The employment agreement provides for an eighteen month term and renewal by mutual agreement unless sooner terminated for cause, death, or a change in control. The employment agreement includes certain non-competition and confidentiality provisions. In September 2006, Mr. Epstein’s agreement was amended to extend the term until December 13, 2007.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table sets forth information as of December 31, 2006 about the securities authorized for issuance under our equity compensation plans, consisting of our Startup Equity Program, our 1999 Stock Option Plan, as amended as restated effective April 1, 2002 and our 2004 Equity Incentive Plan.

Plan Category	Number of Securities to be issued upon exercise of outstanding options, warrants and rights		Weighted average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance
Equity compensation plans approved by the security holders	2,678,436	(2)	$3.54	(1)	1,674,246
Equity compensation plans not approved by the security holders	—		—		—
Total	2,678,436	(2)	$3.54	(1)	1,674,246

(1)	The weighted-average exercise price relates only to outstanding options.

(2)	Includes Warrants to purchase 1,188,119 shares of Common Stock issued in the First and Second Closing of the Private Placements on May 15, 2006 and August 1, 2006.

Certain Relationships And Related Transactions

Since the beginning of the Company’s last fiscal year, the Company has not had, or been a party to, nor is there currently proposed, a transaction with a related party.

Governance Committee Interlocks and Insider Participation

No person serving on the Governance or Compensation Committees at any time during fiscal year 2006 was a present or former officer or employee of the Company or any of our subsidiaries during that year. During 2006, no executive officer of the Company served as a member of the board of directors or compensation committee (or other board committee performing equivalent functions) of any other entity that had an executive officer serving on our Board of Directors or Governance or Compensation Committees.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s officers and directors and persons who own more than 10% of a registered class of the Company’s equity securities (“reporting persons”) to file certain reports of ownership and changes in their ownership of the Company’s equity securities with the SEC.

As of the date of this report, based on a review of the copies of the forms received, the Company believes that all directors, officers and beneficial holders of more than 10% of the Company’s equity securities timely filed all reports required by Section 16(a) of the Securities Exchange Act of 1934 during the fiscal year ended December 31, 2006.

Comparative Stock Performance Graph

The following graph and table compare the period commencing December 31, 2001 and ending December 31, 2006. For the period December 31, 2001 through February 16, 2004, eDiets.com traded over the counter under the ticker symbol EDET. Effective February 17, 2004, eDiets.com began trading on the NASDAQ Capital Market under the ticker symbol DIET. The annual change in the cumulative total return on the company’s common stock, the NASDAQ Composite Index, and the Russell 2000 Index assumes an investment of $100 on December 31, 2001 (at the market close) and the reinvestment of any dividends. Thus, the chart and table depict ‘return of investment’ values. To determine ‘return on investment’ the reader should deduct 100 from each of the values depicted in the chart and the table. Any negative ‘return on investment’ values computed would represent the loss of principal.

	2001	2002	2003	2004	2005	2006
eDiets.com, Inc	100.00	87.72	360.23	260.23	357.89	226.90
NASDAQ Composite Index	100.00	68.47	102.72	111.54	113.07	123.84
Russell 2000 Index	100.00	78.42	114.00	133.38	137.81	161.24

Solicitation of Proxies

The cost of soliciting the proxies will be paid by the Company. Directors, officers and employees of the Company may solicit proxies in person, or by mail, telephone or telegraph, but no such person will be specifically compensated for such services. The Company will request banks, brokers and other nominees to forward proxy materials to beneficial owners of stock held of record by them and will reimburse them for their reasonable out-of-pocket expenses in so doing.

Shareholder Proposals

In order to be eligible for inclusion in the Company’s proxy material for the 2008 Annual Meeting of Shareholders, shareholders’ proposals to take action at such meeting must comply with applicable SEC rules and regulations, must be directed to the Secretary of the Company at its offices set forth on page 1 of this proxy statement, and must be received by the Company not later than December 10, 2007.

Miscellaneous

A copy of the Company’s 2006 Annual Report on Form 10-K is being made available with this proxy statement but is not to be regarded as proxy solicitation material.

Some banks, brokers and other nominee record holders may be participating in the practice of “house-holding” proxy statements and annual reports. This means that only one copy of our proxy statement or annual report may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you if you write us at 1000 Corporate Drive, Suite 600, Fort Lauderdale, FL 33334, Attention: Secretary. If you wish to receive separate copies of the annual report and proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address.

PROXY

eDiets.com, Inc.

2007 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON AUGUST 21, 2007

The undersigned, revoking all prior proxies, hereby appoint(s) Stephen Rattner and James Epstein, and each of them, with full power of substitution, as proxies to represent and vote, as designated herein, all voting shares of Common Stock of eDiets.com, Inc. (the “Company”) that the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held at 1000 Corporate Drive, Suite 600, Fort Lauderdale, Florida on August 21, 2007 at 9:00 a.m., local time, and at any postponements or adjournment thereof.

This proxy when properly executed will be voted in the manner directed by the undersigned stockholder(s). IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSALS 1and 2. Attendance of the undersigned at the Meeting or any postponements or adjournment thereof will not be deemed to revoke this proxy unless the undersigned shall revoke this proxy in writing before it is exercised or affirmatively indicate an intent to vote in person.

1. To elect seven directors to the Board of Directors, each to serve for a one-year term or until the next regularly scheduled Annual Meeting:

FOR all nominees listed below	WITHHOLD AUTHORITY to vote
(except as marked to the contrary below*) ☐	for all nominees listed below ☐

Kevin A. Richardson, II

Stephen Cootey

Robert L. Doretti

Lee S. Isgur

Ronald Luks

Pedro N. Ortega-Dardet

Andrea M. Weiss

*	(INSTRUCTION: To withhold authority to vote for any individual nominee, strike out that nominee’s name above.)

2. To transact such other business as may properly come before the meeting and any postponements or adjournments thereof.

FOR ☐                                         AGAINST ☐                                         ABSTAIN ☐

Please sign exactly as name appears hereon. Owners of jointly held shares should both sign. When signing as attorney, executor, administrator, trustee or guardian, please give title as such. If a corporation or a partnership, please sign by authorizing person.

Signature:

Date:

Signature:

Date:

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY.